Exhibit 23.3

CONSENT

I HEREBY CONSENT to the inclusion of my name and my report on the Boulder Claim Group dated October 25, 2005 in connection with the Form SB-2 Registration Statement filed with the Securities and Exchange Commission as an expert for the registrant, Touchstone Mining Limited.

DATED this 23rd day of November, 2005.

Yours truly,

/s/ William C. Utterback
William C. Utterback,
Professional Geologist